                                  EXHIBIT 6.1
                                  -----------
              EXCLUSIVE NUTRITIONAL SUPPLEMENT LICENSE AGREEMENT
              --------------------------------------------------

     THIS LICENSE AGREEMENT (the "Agreement") is made and is effective as of the day of October, 1999, by and between RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY, having its statewide Office of Corporate Liaison and Technology Transfer at 58 Bevier Road, ASB Annex II, Piscataway, New Jersey 08854-8010, (hereinafter referred to as "Rutgers"), and Nucycle Therapy Inc., a New Jersey corporation having a principal place of business at One Deer Park Drive, Suite 1, Monmouth Junction, NJ 08852 (hereinafter referred to as "Licensee").

                                   RECITALS
                                   --------

     WHEREAS, This Agreement is entered into pursuant to the terms of a United States Bankruptcy Court District of New Jersey Stipulation and Order (the "Order") in Case No. 99-55905 (KCF) In re PHYTOTECH, INC., a New Jersey Corporation, Debtor.

     WHEREAS, Certain inventions relating to the development of phytoremediation technology, with application to the field of nutritional and dietary supplements, were made in the course of research sponsored by Licensee at Rutgers, The State University of New Jersey, by Dr. Ilya Raskin, Dr. Michael Blaylock, Dr. Ilan Chet, Dr. Slavik Douchenkov, and Dr. David Salt (hereinafter, "Inventors") and were previously licensed to Licensee in the licensed field of commercial phytoremediation, and Rutgers has obtained, pursuant to the terms of the Order, a 50% undivided right, title and interest in and to certain nutritional supplement inventions and a related patent application and certain hyperaccumulation inventions and related patent applications; and

     WHEREAS, Licensee entered into a research agreement relating to the development of phytoremediation technology with Rutgers effective November 19, 1993 and amended by Modification No. 1 effective January 13, 1994 and Modification No. 2 effective December 7, 1994 ("Research Agreement I") which granted certain license option rights in certain of the aforementioned inventions and this Agreement provides for incorporation into this Agreement of inventions for which Licensee exercises its option rights; and

     WHEREAS, Licensee is a "small business firm" as defined in 15 U.S.C. 632;
and

     WHEREAS, Both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents; and

     WHEREAS, Rutgers is desirous that the licensed property be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

     NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, and for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

                                1.  DEFINITIONS
                                    -----------

     1.1 "Affiliate" means any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with Licensee to the extent of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors.

     1.2 "Data" means all information owned and/or controlled by Rutgers which is acquired by Licensee, its Affiliates or its sublicensees directly or indirectly from or through Rutgers, its units, its employees the Inventors, or its consultants relating to the Licensed Field, Rutgers Patent Rights, Licensed Products, or this Agreement, including but not limited to all patent prosecution documents and all information received from Inventors.

     1.3 "Licensed Field" means the use for nutritional and dietary supplements.

     1.4 "Licensed Method" means any process, method, or use that is covered by Rutgers Patent Rights or whose use or practice would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any issued or pending claim within Rutgers Patent Rights.

     1.5 "Licensed Product (s)" means any material or product or kit, or any service, process, or procedure that (1) either is covered by Rutgers Patent Rights or whose manufacture, use, or sale would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any claim within Rutgers Patent Rights or (2) is discovered, developed, made, sold, registered, or practiced using Licensed Method or which may be used to practice the Licensed Method, in whole or in part.

     1.6 "Net Sales" means the total of the gross consideration received for Licensed Products made, used, leased, transferred, sold or otherwise disposed of by Licensee, its Affiliates, and its sublicensees, at arms-length prices, less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received by Licensee, its Affiliates and sublicensees) included on the invoice and actually paid: trade discounts; sales, excise or use taxes imposed upon particular sales; import/export, customs or duties or similar levies paid by Licensee; insurance; costs of packaging materials, boxes, cartons and crates required for shipping; returns; and shipping, transportation and delivery charges. In the event Licensee or any of its Affiliates or sublicensees makes a transfer of a Licensed Product to a third party for other than monetary consideration or for less than fair market value, such transfer shall be considered a sale hereunder to be calculated at a fair market value for accounting and royalty purposes.

     A Licensed Product shall be deemed made, used, leased, transferred, sold, or otherwise disposed of at the time Licensee receives payment for such Licensed Product.

     1.7 "Proprietary and Confidential Information" means all confidential information or trade secrets owned and/or controlled by Licensee (other than by license hereunder) relating to the development of phytoremediation technology or the Licensed Products, including, but not limited to, all information of Licensee in written, oral, graphic or tangible form relating to the design, manufacture, programming, operation, or service of the Licensed Products, including, but not limited to, any inventions, intellectual property, know-how, or trade secrets relating thereto, as such information exists as of the date hereof or is developed by Licensee during the term of this Agreement.

     1.8 "Rutgers Patent Rights" means U.S. Patent Application Numbers 94-0809-1, 95-0315-1 and 95-0413-1, U. S. Patents resulting therefrom and foreign patents and patent applications corresponding thereto owned by Rutgers, including any reissues, extensions, substitutions, continuations (not including continuations-in-part) and divisions thereof as well as any additional patents and patent applications covered by Research Agreement I which are added by operation of the terms of Article 4 of this Agreement. "Rutgers Patent Rights" also includes Rutgers' interest in U.S. Patent Application 09/041/355, U.S. Patent Application numbers 08/621, 138 and 60/027, 127 and all patents issuing on the foregoing, and all continuations, continuations-in-part, divisions, and reissues of the foregoing, and all corresponding foreign patents and patent applications of the foregoing.

     1.9 "Territory" means all countries of the world in which Rutgers has Rutgers Patent Rights, subject to any exclusions provided in this Agreement.

                                   2.  GRANT
                                       -----

     2.1 Subject to the limitations set forth in this Agreement, Rutgers hereby grants to Licensee a semi-exclusive license (terminable only pursuant to the express terms of this Agreement) under Rutgers' interest in the Rutgers Patent Rights in the Licensed Field to make, have made, use, and sell Licensed Products and to practice Licensed Method in the Territory during the term of this Agreement. It is mutually agreed that the preceding license includes the right to use and/or sell Licensed Product outside of the Territory which is developed and/or manufactured within the Territory. Licensee shall have the right to extend such license to its Affiliates, provided Licensee is the primary guarantor of all payment and other obligations hereunder of its Affiliates. The license for which a royalty has been paid under this Agreement includes the right of Licensee, its Affiliates or sublicensees to grant to the purchaser thereof the right to use and/or resell such Licensed Product without payment of any other royalty hereunder. For purposes of this Agreement, "semi-exclusive" means that Rutgers may grant one additional license, with right of sublicense, at any one time in addition to the license granted hereunder to Licensee. Notwithstanding the foregoing, Rutgers will not grant a license to a third party during the two (2) year period after the effective date if Licensee is diligently commercializing the technology licensed hereunder. In addition, in the event Licensee meet all the diligence requirements specified in
Section 6.4 of this Agreement within the time limits specified in such Section, then the semi-exclusive license grant shall at the time of completion of the last of such milestones automatically convert thereafter to an exclusive license hereunder.

     2.2 If the licensed invention(s) were funded by the U.S. Government, the license granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U. S. C. 200-212 and applicable governmental implementing regulations.

     2.3 Rutgers is permitted to use Rutgers Patent Rights, Licensed Products, Licensed Methods, and associated information and technology (i) in the Licensed Field for educational and research purposes and to publish the results thereof (ii) and outside the Licensed Field for any purpose.

                                3.  SUBLICENSES
                                    -----------

     3.1 Rutgers grants to Licensee the right to grant sublicenses to third parties under the license granted in Article 2. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to Rutgers (and, if applicable, to the United States Government) that are contained in this Agreement.

     3.2 Within thirty (30) days after execution thereof, Licensee shall provide Rutgers with a copy of each sublicense issued hereunder, and shall thereafter collect and, upon receipt of payment from any such sublicensee (s) , guarantee payment of royalties due Rutgers from such sublicensees and summarize and deliver all reports due Rutgers from sublicensees.

     3.3 Upon termination of this Agreement for any reason, Rutgers, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to Rutgers. Upon determination by Rutgers that a sublicense shall be canceled, at the request of sublicensee and absent material reasons not to continue the sublicense during a transition period, Rutgers will provide the sublicensee the option to continue the sublicense under the terms of this Agreement for a phase out period not to exceed one (1) year.

          4.  INCORPORATION OF FUTURE RESEARCH AGREEMENT DISCOVERIES
              ------------------------------------------------------
                              INTO THIS AGREEMENT
                              -------------------

     4.1 If Licensee exercises its Research Agreement option rights to patent and license any intellectual property rights discovered after the Effective Date of this Agreement under Research Agreement I, the subject patent rights shall automatically be added to the definition of Rutgers Patent Rights hereunder and shall be thereafter deemed to be part of this Agreement.

                5.  LICENSEE ISSUE FEE, EQUITIES AND ROYALTIES
                    ------------------------------------------

     5.1 Licensee shall pay a license issue fee to Rutgers of $153, 000 payable in cash (or by in kind services acceptable to and agreed to by Rutgers) over a three (3) year period beginning on the execution date of this Agreement. When Licensee receives cumulative gross income of $1,000,000 from and after the execution date of this Agreement, any unpaid balance of the license issue fee shall be accelerated and become immediately due and payable in cash. The license issue fee is non-refundable and not creditable against future royalty payments made hereunder.

     5.2 Licensee will issue to Rutgers, at no cost to Rutgers, shares of new stock representing, at time of issue and delivery, 2% of all fully diluted equity of Licensee plus new stock equivalent to Rutgers' existing shares, pursuant to a plan of reorganization filed in Licensee's Chapter 11 bankruptcy case or, if no plan of reorganization is confirmed, upon Licensee's emergence from Chapter 11. Licensee warrants and represents that when the equity is delivered to Rutgers (i) it shall be free from any claims, security interests or liens and (ii) that

Licensee shall have full right and authority to issue and deliver the equity to Rutgers. Rutgers shall have no less rights in the equity than any other holders of any of Licensee's equity.

     5.3 Except as otherwise required by law, Licensee shall pay to Rutgers a running royalty on sales by it, its Affiliates and its sublicensees of 2.5% of Net Sales of Licensed Products hereunder. Sales among Licensee, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Royalties shall be payable only upon receipts from sales or transfers between unrelated third parties and shall be based on arms length consideration.

     5.4 Royalties payable to Rutgers shall be paid to Rutgers quarterly on or before 35 days following the end of each calendar quarter. Each such payment will be for royalty payments received within Licensee's most recently completed calendar quarter.

     5.5 All amounts due Rutgers shall be payable in United States Dollars in New Brunswick, New Jersey. When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.

     5.6 Licensee shall be responsible for any and all taxes, fees, or other charges, where such taxes, fees or other charges are imposed by the government of any country outside the

United States on the remittance of royalty income for sales occurring in any such country. Licensee shall also be responsible for all bank transfer charges.

     5.7 If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold and payment is received, Licensee shall pay royalties due to Rutgers from Licensee's other sources of United States Dollars.

     5.8 In the event that any patent or any claim thereof included within the Rutgers Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort in any country and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision with respect to such country. Licensee shall not, however, be relieved from paying any royalties that accrued and were paid before such decision or that are based on another patent or claim not involved in such decision.

     5.9 Royalties will be paid one time only even if a Licensed Product is covered by more than one issued patent included in the Rutgers Patent Rights.

     5.10 Rutgers shall not be entitled to share in any equity investment in Licensee by a third party as part of a strategic alliance, nor is Rutgers entitled to any share in revenues received as part of a sponsored research and development agreement between Licensee and a third party.

                                 6.  DILIGENCE
                                     ---------

     6.1 Licensee, upon execution of this Agreement, shall use its reasonable and diligent efforts to develop, test, obtain regulatory approval, manufacture, market and sell Licensed Products in all countries of the Territory and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

     6.2 Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations hereunder.

     6.3 Licensee shall use all reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

     6.4  If Licensee fails to perform any of the following:

          (a) apply for any necessary U. S. Government approval to market a Licensed Product within one (1) year of the effective date of this Agreement, and

          (b) commence commercial sales of a Licensed Product within two (2) years of the effective date of this Agreement, and

          (c) obtain financing adequate to finance two (2) years of its operations within six (6) months of the effective date of this Agreement, then the exclusive license granted hereunder shall automatically revert to a non-exclusive license at such time as such failure occurs in addition to any other remedies Rutgers may have.

                       7.  PROGRESS AND ROYALTY REPORTS
                           ----------------------------

     7.1 Beginning January 2, 2000, and annually thereafter, Licensee shall submit to Rutgers a progress report covering Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product in each country of the Territory.

     7.2 The progress reports submitted under section 7. 1, which may be presented as a two (2) page report prior to commercial introduction of Licensed Product, shall include sufficient information (taking into due consideration that a two (2) page report will contain significantly less detail) to enable Rutgers to reasonably determine Licensee's progress in fulfilling its obligations under Article 6, including, but not limited to, the following topics:

     -  summary of work completed
     - summary of work in progress, including product development and testing and progress in obtaining government approvals
     -  current schedule of anticipated events or milestones
     -  summary of market plans for introduction of Licensed
     Products in countries of the Territory in which Licensed Products have not yet been introduced

     - summary of resources (dollar value) spent in the reporting period for research, development, and marketing of Licensed Products
     - summary of activities in obtaining sublicensees and activities of sublicensees
     -  the most recent certified financial statements

     7.3 Licensee shall have a continuing responsibility to keep Rutgers informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees.

     7.4 Licensee shall notify Rutgers of the date of first commercial sale of each Licensed Product in each country in the first report due after such commercial introduction.

     7.5 After the first commercial sale of a Licensed Product anywhere in the world, Licensee will make quarterly royalty reports to Rutgers on or before the date 30 days after each calendar quarter.

     7.6 Each such royalty report will show (a) the units and gross sales and Net Sales of each type of Licensed Product sold by Licensee on which royalties have not been paid, including a clear indication of how Net Sales were calculated; (b) the royalties, in U.S. dollars, payable hereunder with respect to such sales on which payment has been received; Q the method used to calculate the royalty; and (d) the exchange rates used, if any; and (e) any other information reasonably requested by Rutgers.

     7.7 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Licensee.

                             8.  BOOKS AND RECORDS
                                 -----------------

     8.1 Licensee shall keep books and records in accordance with generally accepted accounting principles accurately showing all transactions and information relating to this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of Rutgers at reasonable times upon reasonable notice, but not more often than once annually.

     8.2 The fees and expenses of Rutgers' representatives performing such an examination shall be borne by Rutgers. However, if an error in royalties of more than seven and one-half (7 1/2%) percent of the total royalties due for any year is discovered, or if as a result of the examination it is determined that Licensee is in material breach of its other obligations under this Agreement, then the fees and expenses of these representatives shall be borne by Licensee.

                           9.  TERM OF THE AGREEMENT
                               ---------------------

     9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from its Effective Date and shall remain in effect in each country of the Territory until the last day of the month of the expiration of the last-to-expire Rutgers Patent Rights licensed under this Agreement in such country.

     9.2 Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

               Article 8      Books and Records

               Article 11     Disposition of Licensed Products

                              on Hand Upon Termination

               Article 12     Use of Names, Trademarks and

                              Confidential Data

               Article 17     Indemnification

               Article 22     Failure to Perform

               Article 27     Confidentiality


                               10.  TERMINATION
                                    -----------

     10.1 If either party should breach or fail to perform any provision of this Agreement, then the other party may give written notice of such default (Notice of Default) to the defaulting party. If the defaulting party should fail to cure such default within sixty (60) days of the effective date of such notice, the other party shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the defaulting party. If a Notice of Termination is sent to defaulting party, this Agreement shall terminate on the date five (5) days following the receipt of such notice(Effective Date of Termination). Termination shall not relieve either party of its obligation to pay all amounts due hereunder as of the Effective Date of Termination and shall not impair any accrued rights.

     10.2 The Agreement shall terminate in accordance with the procedures detailed in paragraph 10.1 hereof upon the filing by Licensee of a petition in bankruptcy or insolvency, or upon any adjudication that the Licensee is bankrupt or insolvent, or upon the filing by Licensee of any petition or answer seeking judicial reorganization, readjustment or arrangement of the business of Licensee under any law relating to bankruptcy or insolvency, or upon the appointment of a receiver for all or substantially all the property of Licensee, or upon the making of any assignment or attempted assignment for the benefit of the creditors.

             11.  DISPOSITION OF LICENSED PRODUCTS AND INFORMATION
                  -------------------------------------------------
                           ON HAND UPON TERMINATION
                           ------------------------

     11.1 Upon termination of this Agreement by either party (i) Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days after the effective date of termination, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; (ii) Licensee shall promptly return, and shall cause its sublicensees to return, to Rutgers all property belonging to Rutgers, if any, that has been provided to Licensee or its Affiliates or sublicensees hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Licensee may retain one copy of written material for record purposes only, provided such material is not used by Licensee for any other purpose and is not disclosed to others).

                       12.  USE OF NAMES AND TRADEMARKS
                            ---------------------------

     12.1 Nothing contained in this Agreement shall be construed as granting any right to Licensee or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Rutgers or any of its units (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law or used in connection with a private or public offering of Licensee's stock or used in any of Licensee's business agreements, the use of the name, "Rutgers, The State University of New Jersey" or any campus or unit of Rutgers is expressly prohibited, and no use of such names may be made in any manner without Rutgers prior written consent.


                             13.  LIMITED WARRANTY
                                  ----------------

     13.1 Rutgers warrants to Licensee that it has the lawful right to grant this license.

     13.2 This license and the associated Rutgers Patent Rights are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. RUTGERS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY THIRD PARTY PATENT OR OTHER PROPRIETARY RIGHT.

     13.3 IN NO EVENT WILL RUTGERS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS

LICENSE OR MANUFACTURE, SALE, OR USE OF THE RUTGERS PATENT RIGHTS OR LICENSED PRODUCTS OR LICENSED METHODS OR RUTGERS DATA.

     13.4  Nothing in this Agreement shall be construed as:

     (13.4a) a warranty or representation by Rutgers regarding the Rutgers Patent Rights other than the ownership interest of Rutgers therein; or

     (13.4b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property of third parties; or

     (13.4c) an obligation to bring or prosecute actions or suits against third parties except as provided in Article 16; or

     (13.4d) conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Rutgers, other than Rutgers Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Rutgers Patent Rights; or

     (13.4e) an obligation to furnish any know-how or Data not provided in Rutgers Patent Rights.

                    14.  PATENT PROSECUTION AND MAINTENANCE
                         ----------------------------------

     14.1 Rutgers shall diligently prosecute and maintain the United States patents comprising Rutgers Patent Rights using counsel of its choice, or at Licensee's option, an attorney selected by Licensee subject to Rutgers approval, which approval shall not be unreasonably withheld. Rutgers counsel shall take instructions only from Rutgers, provided that Rutgers will consult with Licensee prior to instructing counsel on any significant issues which have been raised by Licensee. Rutgers shall promptly provide Licensee with copies of all relevant documentation so that Licensee may be informed and apprised of the continuing prosecution and so that Licensee may provide input on such prosecution to assure that Licensee's interests are covered. Licensee agrees to keep this documentation confidential.

     14.2 Rutgers shall amend any patent application to include claims reasonably requested by Licensee to protect the Licensed Products contemplated to be sold under this Agreement and Rutgers shall not unreasonably withhold consent to any such request from Licensee to amend any such patent application.

     14.3 All past, present, and future costs of preparing, filing, prosecuting, defending, and maintaining all United States patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by Rutgers Patent Rights shall be borne by Licensee. Current and future costs shall be payable by Licensee within sixty (60) days of the billing date.

     14.4 Rutgers shall, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Rutgers Patent Rights in foreign countries if available. Licensee consents to the filing of all PCT and foreign patent applications that have already been filed as of the Effective Date of this Agreement. Licensee shall notify Rutgers within a reasonable period of time before a bar date occurs of its decision of where it wishes to file for foreign patents so that Rutgers has a reasonable amount of time to prepare and make such filings. This notice shall be in writing and shall identify the countries desired.

     14.5 Licensee's obligation to underwrite and to pay patent costs shall continue for so long as this Agreement remains in effect, provided, however, that Licensee may terminate its obligations with respect to any given patent application or issued patent upon 3 months' written notice to Rutgers. Rutgers shall use reasonable efforts to curtail patent costs when such a notice is received from Licensee. Licensee shall promptly pay patent costs which cannot be so curtailed. Commencing on the effective date of such notice, Rutgers may continue prosecution and/or maintenance of such application (s) or patent (s) at its sole discretion and expense, and Licensee shall have no further right or licenses thereunder.

     14.6 Rutgers shall have the right to file patent applications at its own expense in any country or countries in which Licensee has not elected to secure patent rights or in which Licensee's patent license rights hereunder have terminated, and such applications and resultant issued patents shall not be subject to this Agreement and may be freely licensed by Rutgers to others.

     14.7 With respect to any Rutgers Patent Rights, each patent application, office action, response to office action, request for terminal disclaimer, request for reissue or reexamination of any patent issuing from such application shall be provided to Licensee by Rutgers, or at the direction of Rutgers by Rutger's patent counsel, sufficiently prior to the filing of such application response or request to allow for review and comments by Licensee.

                              15.  PATENT MARKING
                                   --------------

     15.1 Licensee shall mark all Licensed Products made, used, sold or otherwise disposed of under the terms of this Agreement, and/or their containers, in accordance with the applicable patent marking laws.


                           16.  PATENT INFRINGEMENT
                                -------------------

     16.1 In the event that Licensee shall learn of the substantial infringement of any patent licensed under this Agreement, Licensee shall call Rutgers attention thereto in writing and shall provide Rutgers with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Rutgers Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably withheld. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

     16.2 Licensee may request that Rutgers take legal action against the infringement of Rutgers Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee. If the infringing activity has not been abated within 90 days following the effective date of such request, Rutgers shall have the right to

          (16.2a)  commence suit on its own account; or

          (16.2b)  refuse to commence such suit;

and Rutgers shall give notice of its election in writing to Licensee by the end of the 100th day after receiving notice of such request from Licensee. If Rutgers commences suit on its own account, Licensee may thereafter join such suit at its own expense. If Rutgers refuses to commence suit, Licensee may thereafter bring suit for patent infringement if and only if Rutgers elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. However, if Licensee elects to bring suit in accordance with this paragraph, Rutgers may thereafter join such suit at its own expense.

     16.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that recoveries from legal actions brought jointly by Rutgers and Licensee shall be shared equally by them, after paying the reasonable legal expenses of both parties.

     16.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit. Each party may be represented by counsel of its choice.

     16.5 Rutgers will permit Licensee to bring suit in the name of Rutgers where required by law.

                      17.  INDEMNIFICATION AND INSURANCE
                           -----------------------------

     17.1 Licensee shall indemnify, hold harmless and defend Rutgers, its governors, trustees, officers, employees, students, agents and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of the exercise of this license or any sublicense. This indemnification shall include, but is not limited to, any and all claims alleging products liability.

     17.2 Licensee shall, throughout the term of this Agreement, at its sole cost and expense, insure its activities in connection with this Agreement and will maintain and keep in force the following types of insurance:

           (a) Comprehensive or Commercial General Liability with minimum limits as follows:

                (i) ______________/1/ combined single limit as respects premises and operations with an excess policy of ________________/2/ where required;

_________________________
/1/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/2/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

                         (ii) From and after the first commercial sale of a
                              Licensed Product, Licensee shall maintain appropriate levels of comprehensive or commercial general liability coverage, as agreed to by the parties, which shall include, but not be limited to, products/completed operations liability. In the determination of appropriate level of such insurance, the parties shall take into consideration the nature of the Licensed Product sold, the size of the market, the availability of insurance at commercially reasonable rates and the practices of comparable competitors of Licensee using similar technology. Licensee will notify Rutgers at least 120 days prior to first commercial sale of proposed coverages and documentation on explaining its rationale. The parties will thereafter discuss and agree upon final coverages to be taken. Further, such appropriate levels of insurance are subject to periodic review by the parties.

                    (b) Workers' Compensation and Employers Liability insurance, covering each employee of the Licensee engaged in the performance of the action required under the contract, with a limit of liability in accordance with applicable law, in the case of workers' compensation insurance, and with the following limits of liability in the case of employers' liability:

               Bodily injury by accident -  ___________/3/ each accident;

               Bodily injury by disease -   ___________/4/ policy limit;

               Bodily injury by disease -   ___________/5/ each employee.



          (c) It is expressly understood and agreed, however, that the insurance coverage and limits stated in A and B above shall not in any way limit the liability of Licensee and that the required insurance shall be primary coverage. Any insurance Rutgers may purchase will be excess and noncontributory. Licensee's liability insurance will be endorsed to specifically name Rutgers as an additional insured.

          (d) Licensee shall furnish Rutgers with a certificate of insurance evidencing the coverage and limits required pursuant to A and B above. The liability certificate shall:

               (i) Provide for thirty (30) day advance written notice to Rutgers of cancellation or material alteration of the policy;


_________________________
/3/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/4/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/5/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

               (ii) Indicate that Rutgers has been endorsed as an additional insured under the coverages referred to above;

               (iii) Include a provision that the insurance will be primary and any valid and collectible insurance or program of self-insurance carried or maintained by Rutgers shall be excess and noncontributory.

     17.3 Rutgers shall promptly notify Licensee in writing of any claim or suit brought against Rutgers in respect of which Rutgers intends to invoke the provisions of Article 17. Licensee shall keep Rutgers informed on a current basis of its defense of any claims pursuant to Article 17.


                                 18.  NOTICES
                                      -------

     18.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.


In the case of Licensee:       Nucycle Therapy, Inc.
                               One Deer Park Drive, Suite M
                               Monmouth Junction, NJ 08852
                               Attn:  President

In the case of Rutgers:        Rutgers, The State University of New Jersey
                               Office of Corporate Liaison & Technology Transfer
                               58 Bevier Road
                               ASB Annex II
                               Piscataway, NJ 08854-8010
                               Attention: Director


                              19.  ASSIGNABILITY
                                   -------------

     19.1 This Agreement is binding upon and shall inure to the benefit of Rutgers and Licensee, and their successors and assigns Any such successor or assignee shall expressly assume in writing the terms and conditions and obligations of this Agreement. This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Licensee, without the consent of Rutgers, may assign this Agreement to an Affiliate, provided that Licensee is the primary guarantor of all Agreement payment and other obligations of the Affiliate related to an assignment of this Agreement to such Affiliate.


                              20.  LATE PAYMENTS
                                   -------------

     20.1 In the event any amounts due Rutgers hereunder, including but not limited to royalty payments, fees and patent cost reimbursements, are not received when due, Licensee shall pay to Rutgers interest charges at a rate of the greater of (1) 12 percent per annum or (ii) the highest rate permitted by law, if less than the rate referred to in (I) above. Such interest shall be calculated from the date payment was due until actually received by Rutgers.


                                  21.  WAIVER
                                       ------

     21.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shal1 be deemed a waiver as to any subsequent and/or similar breach or default.


                            22.  FAILURE TO PERFORM
                                 ------------------

     22.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.


                              23.  GOVERNING LAWS
                                   --------------

     23.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

                  24.  PREFERENCE FOR UNITED STATES INDUSTRY
                       -------------------------------------

     24.1 If the U.S. Government sponsored an invention included in the Rutgers Patent Rights in whole or in part, Licensee agrees that any Licensed Products sold in the United States embodying this invention or produced through the use thereof will be manufactured substantially in the United States.


               25.  FOREIGN GOVERNMENT APPROVAL OR REGISTRATION
                    -------------------------------------------

     25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.


                           26.  EXPORT CONTROL LAWS
                                -------------------

     26.1 Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations,


                             27.  CONFIDENTIALITY
                                  ---------------

     27.1 Licensee shall safeguard and keep confidential Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, and shall not disclose or permit the disclosure of Data to others (except to its employees, agents or consultants who are bound to Licensee and Rutgers by a like obligation of confidentiality) without the express written permission of Rutgers, except that Licensee shall not be prevented from using or disclosing

           (27 la) which Licensee can demonstrate by written records was previously known to it; or

           (27.1b) which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of Licensee; or

           (27.1c) which is lawfully obtained by Licensee from sources independent of Rutgers who were entitled to provide such information to Licensee.

     27.2 Rutgers shall safeguard and keep confidential Proprietary and/or Confidential Information relating to Licensed Products which is owned or controlled by Licensee and disclosed to Rutgers hereunder in writing or if oral, if confirmed in writing within a reasonable time after disclosure. Rutgers shall use the same degree of care in safeguarding the information as it exercises with its own information of a similar nature, and shall not disclose or permit the disclosure of such information to others (except to its employees, agents or consultants who are bound to Licensee and Rutgers by a like obligation of confidentiality) without the express written permission of Licensee, except that Rutgers shall not be prevented from using or disclosing any such information:

            (27.2a) which Rutgers can demonstrate by written records was previously known to it; or

            (27.2b) which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of Rutgers; or

            (27.2c) which is lawfully obtained by Rutgers from sources independent of Licensee who were entitled to provide such information to Rutgers. The obligations of the parties under this Article 27 shall remain in effect during the term of this Agreement and f or 5 years from the date of termination or expiration of this Agreement.


                              28.  MISCELLANEOUS
                                   -------------

     28.1 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     28.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the Effective Date.

     28.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

     28.4 This Agreement embodies the entire understanding of the parties and shall supersede all communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

     28.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

     28.6 Licensee shall not enter into any agreement (s) relating to this Agreement with Inventors or other Rutgers employees or students in contravention of the legal rights or policies of Rutgers.

     IN WITNESS WHEREOF, both Rutgers and Licensee have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.

Nucycle Therapy, Inc.                   Rutgers, The State University
                                               of New Jersey

By  /s/Burt Ensley                      By:  /s/William T. Adams
  ---------------------                    ------------------------
      (Signature)                            (Signature)

Name:  Burt Ensley                      Name William T. Adams
                                        Director
                                        Office of Corporate Liaison and
                                        Technology Transfer